Exhibit 99.1

BERKSHIRE HATHAWAY INC.
NEWS RELEASE

FOR IMMEDIATE RELEASE	May 1, 2010

Omaha, NE (NYSE: BRK.A; BRK.B)—At approximately 3:45 p.m. today, Berkshire Hathaway Inc. (“Berkshire”) will hold its Annual Shareholders meeting.  Prior to the formal business meeting, Warren E. Buffett, Berkshire’s Chairman and Chief Executive Officer and Charles T. Munger, Berkshire’s Vice Chairman, will hold a question and answer session for the shareholders.  During this question and answer session, Mr. Buffett intends to discuss preliminary information regarding Berkshire’s First Quarter 2010 after-tax earnings.  In connection therewith, Mr. Buffett will display a slide which summarizes, on a preliminary basis, the after-tax earnings Berkshire expects to report for the first quarter of 2010.  The preliminary earnings summary that will be shown on this slide is as follows.

Berkshire Hathaway Inc.

Preliminary First Quarter After-Tax Earnings

	(in millions)
	2010	2009
Insurance – underwriting	$226	$202
Insurance – investment income	938	1,004
Total insurance	1,164	1,206
Regulated businesses	555	268
Manufacturing, service & retailing	477	258
Finance	69	68
Other	(43)	(95)
Operating earnings	2,222	1,705
Investment and derivative gains/losses	1,411	(3,239)
Net earnings	$3,633	$(1,534)

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures.  The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information.  That presentation includes the use of certain non-GAAP financial measures.  In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process.  Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings.  In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services.  Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement About Preliminary Results

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We caution you that all measures of first quarter 2010 after-tax earnings contained in this press release are preliminary and reflect our expected first quarter 2010 after-tax earnings as of the date of this press release. Actual reported first quarter 2010 after-tax earnings may vary significantly from these expectations.  Berkshire assumes no obligation and does not intend to update these forward-looking statements.

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Contact
Marc D. Hamburg
402-346-1400